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                                                                    Exhibit 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
InnerDyne, Inc.:



        We consent to incorporation by reference in Registration Statements No. 33-49628, 33-80022, 33-80032, 333-07859 and 333-58381 on Forms S-8 and
Registration Statements No. 33-96266 and 333-12801 on Forms S-3 of InnerDyne, Inc. of our reports dated January 20, 2000, relating to the balance sheets of InnerDyne, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholder's equity, and cash flows, for each of the years in the three-year period ended December 31, 1999, and related schedule, which reports appear in the December 31, 1999, annual report on Form 10-K of InnerDyne, Inc.


                                                         /s/ KPMG LLP


Salt Lake City, Utah
March 20, 2000